BANDAG, INCORPORATED AND SUBSIDIARIES

                                                                EXHIBIT 11
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   COMPUTATION OF EARNINGS PER SHARE


                                                     For The Three                         For The Six
                                                      Months Ended                        Months Ended
                                                        June, 30                            June, 30
                                                1997                 1996            1997           1996
                                                           (In thousands except per share data)
   Net earnings per common and common
    equivalent share:
      Weighted average number of shares
        of Common Stock, Class A Common
        Stock and Class B Common Stock
        outstanding                             22,792              24,020          22,849         24,091
      Additional shares assuming exercise
        of dilutive stock options -based on
        treasury stock method using average
        market price                               106                 103             103            128
                                               -------             -------         -------        -------

   AVERAGE NUMBER OF COMMON AND
      COMMON EQUIVALENT SHARES                  22,898              24,123          22,952         24,219
                                               =======             =======         =======        =======

   Net earnings                                $17,560             $20,094         $31,300        $35,960
                                               =======             =======         =======        =======
   Net earnings per common and common
      equivalent share                          $ 0.76               $0.83           $1.36          $1.48
                                               =======             =======         =======        =======

   Net earnings per common share assuming
     full dilution:
       Weighted average shares outstanding      22,792              24,020          22,849         24,091

       Additional shares assuming exercise
        of dilutive stock options -based
        on the treasury stock method using
        the month-end price if higher than
        the average market price                   106                 103             106            128
                                               -------            --------        --------        -------

   FULLY-DILUTED AVERAGE NUMBER OF
      COMMON AND COMMON EQUIVALENT
      SHARES                                    22,898              24,123          22,955         24,219
                                               =======            ========        ========        =======

   Net earnings                                $17,560             $20,094         $31,300        $35,960
                                               =======            ========        ========        =======
   Net earnings per common and common
      equivalent share                         $  0.76               $0.83           $1.36          $1.48
                                               =======            ========        ========        =======
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